EXHIBIT 21.1

List of Subsidiaries at March 1, 2014:	State or Country of Organization:

Anodyne Medical Device, Inc. d/b/a Tridien Medical	Delaware
AMF Support Surfaces, Inc.	California

Compass AC Holdings, Inc.	Delaware
Advanced Circuits, Inc.	Colorado
Circuit Board Express LLC	Delaware
Advanced Circuits, Inc.	Arizona
AC Universal Circuits, LLC	Delaware

AFM Holding Corporation	Delaware
American Furniture Manufacturing, Inc.	Mississippi
American Furniture Truck Div., Inc.	Mississippi

CBAC Holdings, LLC	Delaware
CamelBak Acquisition Corp.	Delaware
CamelBak Products, LLC	Delaware
CamelBak International, LLC	California
Hydrosport SRL d/b/a CamelBak de Mexico	Mexico

Fox Factory Holding Corp.	Delaware
Fox Factory, Inc.	California

ERGO Baby Holding Corporation	Delaware
ERGO Baby Intermediate Holding Corporation	Delaware
The ERGO Baby Carrier, Inc.	Hawaii
Orbit Baby, Inc.	Delaware

Gable 5, Inc.	Delaware
Liberty Safe Holding Corporation	Delaware
Liberty Safe & Security Products, Inc.	Utah

AMTAC Holdings, LLC	Delaware
AMT Acquisition Corp.	Delaware
Arnold Magnetic Technologies Holdings Corporation	Delaware
Arnold Magnetic Technologies Corporation	Delaware
Flexmag Industries, Inc.	Ohio
The Arnold Engineering Co.	Illinois
Magnetic Technologies Corporation	Delaware
Precision Magnetics LLC	Delaware
Arnold Investments, Ltd.	Delaware
Arnold Magnetic Technologies UK Partnership, LP	United Kingdom
Arnold Magnetic Technologies UK, LLC	United Kingdom
Arnold Magnetic Technologies AG	Switzerland
Precision Magnetics (Ganzhou) Co. Ltd.	China (owns 50%)
Arnold Magnetic Technologies Limited	United Kingdom (owns one ordinary share)
Swift Levic Magnets	United Kingdom
Arnold Magnetics Asia Ltd.	JK
Jade Magnetics Limited	British Virgin Islands
Arnold Asia LLC	Delaware
Arnold Magnetics (Shenzhen) Co., Ltd.	China